CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$10,967,490	$1,274.42

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

January 2015 Pricing Supplement No. 216 Registration Statement No. 333-190038 Dated January 30, 2015 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Unlike conventional debt securities, the Performance Leveraged Upside SecuritiesSM (the “PLUS”) will pay no interest and do not guarantee any return of principal at maturity.  If the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier, subject to the maximum payment at maturity.  However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value.  Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero.  The PLUS are for investors who seek an equity exchange-traded-fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier.  Investors may lose their entire initial investment in the PLUS. The PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC, and any payment on the PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  See “Risk Factors—Credit of issuer” in this document.
FINAL TERMS
Issuer:	Barclays Bank PLC
Underlier:	Energy Select Sector SPDR® Fund (Bloomberg ticker symbol “XLE”)
Aggregate principal amount:	$10,967,490
Stated principal amount:	$10 per PLUS
Initial issue price:	$10 per PLUS (see “Commissions and initial issue price” below)
Pricing date:	January 30, 2015
Original issue date:	February 4, 2015 (3 business days after the pricing date)
Valuation date†:	April 29, 2016, subject to postponement
Maturity date†:	May 4, 2016, subject to postponement
Interest:	None
Payment at maturity (per PLUS):
•      If the final underlier value is greater than the initial underlier value:
the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity
•      If the final underlier value is less than or equal to the initial underlier value:
$10 × underlier performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero.  Investors may lose their entire initial investment in the PLUS.  Any payment on the PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC, and is not guaranteed by any third party.

Maximum payment at maturity:	$11.925 per PLUS (119.25% of the stated principal amount).
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	300%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	$75.55, which is the closing price of the underlier on the pricing date
Final underlier value:	The closing price of the underlier on the valuation date
CUSIP/ISIN:	06740D566 / US06740D5665
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per PLUS	$10	$10	$0.175(2) $0.05(3)	$9.775
Total	$10,967,490.00	$10,967,490.00	$246,768.53	$10,720,721.47
(1)
Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is $9.515 per PLUS.  The estimated value is less than the initial issue price of the PLUS.  See “Additional Information Regarding Our Estimated Value of the PLUS” on page 2 of this document.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.175 for each PLUS they sell.  See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.
† The maturity date and valuation date are subject to postponement.  See “Additional Information about the PLUS—Additional provisions—Postponement of maturity date,” “Additional Information about the PLUS—Additional provisions—Postponement of valuation date” and “Additional Information about the PLUS—Additional provisions—Market disruption events and adjustments.”
One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the PLUS and hold such PLUS for investment for a period of at least 30 days.  Accordingly, the total principal amount of the PLUS may include a portion that was not purchased by investors on the original issue date.  Any unsold portion held by our affiliate(s) may affect the supply of PLUS available for secondary trading and, therefore, could adversely affect the price of the PLUS in the secondary market.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.
Investing in the PLUS involves risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on page 7 of this document and on page S-6 of the prospectus supplement.  You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.
The PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.
We may use this document in the initial sale of the PLUS. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the PLUS after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.
The PLUS constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.
Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Index Supplement dated July 19, 2013

Barclays Capital Inc.

PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

Additional Terms of the PLUS
You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which the PLUS are a part.  This document, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070.  As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date is based on our internal funding rates.  Our estimated value of the PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is less than the initial issue price of the PLUS.  The difference between the initial issue price of the PLUS and our estimated value of the PLUS results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market.  Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that we will no longer expect to incur over the term of the PLUS.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the distributors of the PLUS.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 7 of this document.

January 2015	Page 2

PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities
Principal at Risk Securities

The PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

If the final underlier value is less than the initial underlier value, the PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	15 months
Leverage factor:	300%
Maximum payment at maturity:	$11.925 per PLUS (119.25% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None

Key Investment Rationale

The PLUS offer leveraged exposure to any positive performance of the underlier, subject to a maximum payment at maturity of $11.925 per PLUS (119.25% of the stated principal amount).   In exchange for enhanced performance of 300% of any appreciation of the underlier, investors forgo performance above the maximum payment at maturity and are exposed to the risk of loss of some or all of their investment at maturity.  If the final underlier value is greater than the initial underlier value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier at maturity, subject to the maximum payment at maturity.  However, if the final underlier value is less than the initial underlier value, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% that the final underlier value is less than the initial underlier value.  Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero.  Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Upside Scenario
The final underlier value is greater than the initial underlier value.  In this case, at maturity, the PLUS pay the stated principal amount of $10 plus 300% of the underlier return, subject to the maximum payment at maturity of $11.925 per PLUS (119.25% of the stated principal amount).

Par Scenario	The final underlier value is equal to the initial underlier value. In this case, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario
The final underlier value is less than the initial underlier value.  In this case, at maturity, the PLUS pay less than the stated principal amount and the loss of the stated principal amount will be proportionate to the percentage decrease in the final underlier value from the initial underlier value.  For example, if the final underlier value is 55% less than the initial underlier value, the PLUS will pay $4.50 per PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount.  There is no minimum payment at maturity on the PLUS.  Accordingly, investors could lose their entire investment in the PLUS.

January 2015	Page 3

PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

How the PLUS Work
Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.925 per PLUS (119.25% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.

PLUS Payoff Diagram

Scenario Analysis

▪
Upside Scenario.  If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $10 stated principal amount plus 300% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity.  Under the terms of the PLUS, investors will realize the maximum payment at maturity at a final underlier value of approximately 106.42% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 9% return, or $10.90 per PLUS.

▪	If the underlier appreciates by 50%, investors would receive only the maximum payment at maturity of $11.925 per PLUS, or 119.25% of the stated principal amount.

▪	Par Scenario. If the final underlier value is equal to the initial underlier value, at maturity investors will receive the stated principal amount of $10 per PLUS.

▪
Downside Scenario.  If the final underlier value is less than the initial underlier value, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier.  Investors may lose their entire initial investment in the PLUS.

January 2015	Page 4

PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

▪	For example, if the underlier depreciates 50%, investors would lose 50% of their principal and receive only $5.00 per PLUS at maturity, or 50% of the stated principal amount.

What Is the Total Return on the PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the PLUS.  The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00.  The table and examples set forth below assume a hypothetical initial underlier value of $100.00 and reflect the maximum payment at maturity of $11.925 per PLUS (119.25% of the stated principal amount) and the leverage factor of 300%.  The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value.  Please see “Energy Select Sector SPDR® Fund Overview” below for recent actual values of the underlier.  The actual initial underlier value is set forth on the cover of this document.  Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the PLUS.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The table and examples below do not take into account any tax consequences from investing in the PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on PLUS
$150.00	50.00%	N/A	$11.925	19.25%
$140.00	40.00%	N/A	$11.925	19.25%
$130.00	30.00%	N/A	$11.925	19.25%
$120.00	20.00%	N/A	$11.925	19.25%
$110.00	10.00%	N/A	$11.925	19.25%
$106.42	6.42%	N/A	$11.925	19.25%
$105.00	5.00%	N/A	$11.500	15.00%
$102.50	2.50%	N/A	$10.750	7.50%
$100.00	0.00%	N/A	$10.000	0.00%
$90.00	-10.00%	90.00%	$9.000	-10.00%
$80.00	-20.00%	80.00%	$8.000	-20.00%
$70.00	-30.00%	70.00%	$7.000	-30.00%
$60.00	-40.00%	60.00%	$6.000	-40.00%
$50.00	-50.00%	50.00%	$5.000	-50.00%
$40.00	-60.00%	40.00%	$4.000	-60.00%
$30.00	-70.00%	30.00%	$3.000	-70.00%
$20.00	-80.00%	20.00%	$2.000	-80.00%
$10.00	-90.00%	10.00%	$1.000	-90.00%
$0.00	-100.00%	0.00%	$0.000	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $11.925

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($150.00 – $100.00) / $100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 300% × 50.00%) = $15.000

Because $10 plus the leveraged upside payment of $15.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $11.925 per PLUS, representing a 19.25% total return on the PLUS.

January 2015	Page 5

PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

Example 2: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $102.50.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $11.925

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($102.50 – $100.00) / $100.00 = 2.50%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 300% × 2.50%) = $0.750

Because $10 plus the leveraged upside payment of $0.75 is less than the maximum payment at maturity, the payment at maturity is equal to $10.750 per PLUS, representing a 7.50% total return on the PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $50.00.

Because the final underlier value is less than the initial underlier value, the payment at maturity is equal to $5.000 per PLUS, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × ($50 / $100) = $5.000

The total return on the PLUS is -50.00%.

January 2015	Page 6

PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

Risk Factors

An investment in the PLUS involves significant risks.  We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.  Investing in the PLUS is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”).  The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”; and

•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

▪
The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final underlier value is less than the initial underlier value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the final underlier value from the initial underlier value.  There is no minimum payment at maturity on the PLUS and, accordingly, you could lose your entire initial investment in the PLUS.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.925 per PLUS (119.25% of the stated principal amount).   Although the leverage factor provides 300% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to 119.25% of the stated principal amount for the PLUS, any increase in the final underlier value as compared to the initial underlier value by more than approximately 6.42% of the initial underlier value will not further increase the return on the PLUS.

▪
Credit of issuer.  The PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the PLUS, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the PLUS.

▪
Owning the PLUS is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index.  The return on your PLUS may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index.  For example, as a holder of the PLUS, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪
The PLUS will not be listed on any securities exchange, and secondary trading may be limited.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice.  Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS.  In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the PLUS.  The PLUS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your PLUS to maturity.

▪
Potential conflicts.  We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and hedging our obligations under the PLUS.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  The calculation agent has determined the initial underlier value, will determine the final underlier value, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-

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PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

occurrence of market disruption events and the selection of a successor index or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payment to you at maturity.

▪
Suitability of the PLUS for investment.  You should reach a decision to invest in the PLUS after carefully considering, with your advisors, the suitability of the PLUS in light of your investment objectives and the specific information set out in this document, the prospectus supplement and the prospectus.  Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the PLUS for investment.

▪
The payment at maturity on the PLUS is not based on the value of the underlier at any time other than the valuation date.  The payment at maturity is not based on the value of the underlier at any time other than on the valuation date and will be based solely on the final underlier value as compared to the initial underlier value.  Therefore, the payment at maturity, if any, that you will receive for your PLUS may be significantly less than if the payment at maturity were linked to the value of the underlier at any time other than the valuation date.

▪
Certain features of exchange-traded funds will impact the value of the PLUS.  The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities not included in the tracked index.  The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results.

o
Derivatives risk.  The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above.  In addition, the underlier may diverge significantly from the performance of the tracked index due to the temporary unavailability of certain securities in the secondary market, differences in trading hours between the underlier and the securities composing the tracked index or other circumstances.  Because the PLUS are linked to the performance of the underlier and not the tracked index, the return on your PLUS may be less than that of an alternative investment linked directly to the tracked index.

▪
Adjustments to the underlier or to its tracked index could adversely affect the value of the PLUS.  The investment adviser to the underlier seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the tracked index.  Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the underlier.  Any of these actions could adversely affect the value of the underlier and, consequently, the value of the PLUS.

In addition, the publisher of the tracked index is responsible for calculating and maintaining the tracked index.  The tracked index publisher may add, delete or substitute the securities composing that tracked index or make other methodological changes required by certain corporate events relating to the securities composing the tracked index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the tracked index.  The tracked index publisher may also discontinue or suspend calculation or publication of the tracked index at any time.  If this discontinuance or suspension occurs, following the termination of the underlier, the calculation agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued underlier, or if the calculation agent determines that no successor fund is available, to accelerate the maturity date of the PLUS.  Any of these actions could adversely affect the value of the underlier and, consequently, the value of the PLUS.

For a description of the actions that may be taken by the calculation agent in the event that the publisher of the tracked index discontinues or suspends calculation of the tracked index or the underlier is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

▪
The calculation agent has discretion to make antidilution adjustments.  For certain events affecting the underlier, the calculation agent may make adjustments to the amounts payable on the PLUS.  However, the calculation agent will not make such adjustments in response to all events that could affect the underlier.  If an event occurs that does not require the calculation agent to make such adjustments, the value of the PLUS may be materially and adversely affected.  In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on

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Performance Leveraged Upside Securities
Principal at Risk Securities

you absent manifest error.  You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the prospectus supplement as necessary to achieve an equitable result.

▪
Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the PLUS.  The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, therefore, the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The market price of the PLUS will be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market.  Although we expect that generally the value of the underlier on any day will affect the value of the PLUS more than any other single factor, other factors that may influence the value of the PLUS include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the PLUS mature;

o	supply and demand for the PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes to our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Energy Select Sector SPDR® Fund Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
The estimated value of your PLUS is lower than the initial issue price of your PLUS.  The estimated value of your PLUS on the pricing date is lower than the initial issue price of your PLUS.  The difference between the initial issue price of your PLUS and the estimated value of the PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS.

▪
The estimated value of your PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.  The estimated value of your PLUS on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪
The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.  The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis.  Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of PLUS in the secondary market.  As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.

▪
The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS.  The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary

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Performance Leveraged Upside Securities
Principal at Risk Securities

market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS.  Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪
The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS.  Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS.  The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

▪
We and our affiliates may engage in various activities or make determinations that could materially affect your PLUS in various ways and create conflicts of interest.  We and our affiliates establish the offering price of the PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the PLUS, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the PLUS.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the PLUS and such compensation or financial benefit may serve as an incentive to sell these PLUS instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the PLUS.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products.  These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the PLUS.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the PLUS.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the PLUS.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the PLUS into account in conducting these activities.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS could be materially and adversely affected.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS.  Our special tax counsel has not expressed an opinion with respect to whether the “constructive ownership” rules apply to the PLUS.

In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the PLUS (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

Energy Select Sector SPDR® Fund Overview

The XLE Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the energy sector, as represented by the Energy Select Sector Index.  For more information about the XLE Fund, see “Annex — The Energy Select Sector SPDR® Fund” below.  Information about the underlier as of market close on January 30, 2015:

Bloomberg Ticker Symbol:	XLE	52 Week High:	$101.29
Current Closing Price:	$75.55	52 Week Low:	$72.86
52 Weeks Ago (1/31/2014):	$83.38

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 2, 2008 through January 30, 2015.  The associated graph shows the closing prices of the underlier for each day in the same period.  The closing price of the underlier on January 30, 2015 was $75.55.  We obtained the closing prices below from Bloomberg, L.P., without independent verification.  Historical performance of the underlier should not be taken as an indication of future performance.  Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the PLUS, including on the valuation date.  We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.  The closing prices below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

Energy Select Sector SPDR® Fund	High	Low	Period End
2008
First Quarter	$80.44	$66.95	$74.06
Second Quarter	$90.39	$75.45	$88.48
Third Quarter	$88.85	$59.65	$63.30
Fourth Quarter	$62.26	$39.96	$47.77
2009
First Quarter	$51.89	$38.12	$42.46
Second Quarter	$54.03	$43.36	$48.05
Third Quarter	$55.89	$44.52	$53.92
Fourth Quarter	$59.76	$51.97	$57.01
2010
First Quarter	$60.30	$53.74	$57.52
Second Quarter	$62.09	$49.68	$49.68
Third Quarter	$56.31	$49.38	$56.06
Fourth Quarter	$68.25	$56.10	$68.25
2011
First Quarter	$80.01	$67.79	$79.75
Second Quarter	$80.48	$70.93	$75.35
Third Quarter	$79.73	$58.51	$58.51
Fourth Quarter	$73.04	$56.52	$69.13
2012
First Quarter	$76.23	$69.44	$71.75
Second Quarter	$72.45	$61.99	$66.37
Third Quarter	$76.57	$64.96	$73.44
Fourth Quarter	$75.02	$68.56	$71.42
2013
First Quarter	$80.02	$72.86	$79.31
Second Quarter	$83.28	$74.08	$78.30
Third Quarter	$85.33	$78.86	$82.91

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Performance Leveraged Upside Securities
Principal at Risk Securities

Fourth Quarter	$88.51	$81.87	$88.51
2014
First Quarter	$89.06	$81.89	$89.06
Second Quarter	$101.29	$88.45	$100.10
Third Quarter	$100.58	$90.62	$90.62
Fourth Quarter	$88.77	$73.36	$79.16
2015
First Quarter (through January 30, 2015)	$79.53	$72.86	$75.55

Underlier Historical Performance— January 2, 2008 to January 30, 2015

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

Additional Information about the PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date.  In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date.  See “Terms of the Notes — Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of valuation date:
The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date.
See “Market disruption events and adjustments” below.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
The calculation agent may adjust any variable described in this document, including but not limited to the maturity date, the valuation date, the initial underlier value and the final underlier value (and any combination thereof) as described in the following sections of the accompanying prospectus supplement:
•      For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and
•      For a description of further adjustments that may affect the underlier and events that may result in the acceleration of the maturity date, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds.”

Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier.   Assuming this treatment is respected, subject to the possible application of the constructive ownership rules, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the original issue price. The PLUS could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.  Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a

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PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders—Additional Tax Consideration

Non-U.S. holders should note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the PLUS.  While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the PLUS.  Non-U.S. holders should consult their tax advisors regarding the potential application of these proposed regulations.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.
We, through our subsidiaries or others, hedge our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlier or the tracked index and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the PLUS or any amounts payable on your PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Validity of the PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the PLUS offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 20, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 20, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 20, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Performance Leveraged Upside Securities
Principal at Risk Securities

This document represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.175 for each PLUS they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each PLUS.

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Performance Leveraged Upside Securities
Principal at Risk Securities

Annex

The Energy Select Sector SPDR® Fund

We have derived all information contained in this document regarding the Energy Select Sector SPDR® Fund from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”).  The Energy Select Sector SPDR® Fund is an investment portfolio managed by SSgA FM, the investment adviser to the Energy Select Sector SPDR® Fund.  The Energy Select Sector SPDR® Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Energy Select Sector SPDR® Fund.  Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (as defined below).  The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index.  The Select Sector Indices upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index.  The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the Select Sector Trust or the Energy Select Sector SPDR® Fund, please see the Energy Select Sector SPDR® Fund’s prospectus.  In addition, information about the Select Sector Trust, SSgA FM and the Energy Select Sector SPDR® Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com.  Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective

The Energy Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the energy sector, as represented by the Energy Select Sector Index.  For more information about the Energy Select Sector Index, please see “The Energy Select Sector Index” below.

Holdings Information

As of January 29, 2015, the Energy Select Sector SPDR® Fund included 45 securities. The following table summarizes the Energy Select Sector SPDR® Fund’s top holdings in individual securities as of that date.

Top Holdings in Individual Securities as of January 30, 2015

Security	Percentage of Total Holdings
Exxon Mobil Corporation	16.66%
Chevron Corporation	13.24%
Schlumberger NV	7.32%
Kinder Morgan Inc. Class P	4.60%
EOG Resources Inc.	3.96%
ConocoPhillips	3.80%
Occidental Petroleum Corporation	3.53%
Pioneer Natural Resources Company	3.28%
Anadarko Petroleum Corporation	3.15%
Williams Companies Inc.	2.75%

The information above was compiled from the Select Sector Trust website, without independent verification.  Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this document.

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PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

Investment Strategy — Replication

The Energy Select Sector SPDR® Fund employs a replication strategy in seeking to track the performance of the Energy Select Sector Index.  This means that the Energy Select Sector SPDR® Fund typically invests in substantially all of the securities represented in the Energy Select Sector Index in approximately the same proportions as the Energy Select Sector Index.  SSgA FM may sell securities that are represented in the Energy Select Sector Index, or purchase securities that are not yet represented in the Energy Select Sector Index, in anticipation of their removal from or addition to the Energy Select Sector Index.  Further, SSgA FM may choose to overweight securities in the Energy Select Sector Index, purchase or sell securities not in the Energy Select Sector Index or utilize various combinations of other available techniques in seeking to track the Energy Select Sector Index.  Under normal market conditions, the Energy Select Sector SPDR® Fund generally invests substantially all, but at least 95%, of its total assets in the securities composing the Energy Select Sector Index. In addition, the Energy Select Sector SPDR® Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured notes may be used by the Energy Select Sector SPDR® Fund in seeking performance that corresponds to the Energy Select Sector Index and in managing cash flows.  SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the Energy Select Sector Index to be reflected in the portfolio composition of the Energy Select Sector SPDR® Fund. The Board of Trustees of the Select Sector Trust may change the Energy Select Sector SPDR® Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the Energy Select Sector Index, outside of the Energy Select Sector Index and derivatives, that have a similar investment profile as the Energy Select Sector Index in terms of key risk factors, performance attributes and other characteristics.  These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The Energy Select Sector Index is a theoretical financial calculation, while the Energy Select Sector SPDR® Fund is an actual investment portfolio.  The performance of the Energy Select Sector SPDR® Fund’s return may not match or achieve a high degree of correlation with the return of the Energy Select Sector Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Disclaimer

The PLUS are not sponsored, endorsed, sold or promoted by Select Sector Trust or SSgA FM.  Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The Energy Select Sector Index

We have derived all information contained in this document regarding the Energy Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC or BofA Merrill Lynch Research, as index compilation agent (the “Index Compilation Agent”).  For further information about the S&P 500® Index, please see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the Select Sector Indices.

The constituents included in the Select Sector Indices are selected by the Index Compilation Agent in consultation with S&P Dow Jones Indices LLC from the universe of companies represented by the S&P 500® Index.  The composition and weighting of the components included in the Select Sector Indices can be expected to differ from the composition and weighting of components included in any similar S&P 500® sector index that is published and disseminated by S&P Dow Jones Indices LLC.  S&P Dow Jones Indices LLC acts as the index calculation agent in connection with the calculation and dissemination of the Select Sector Indices.  S&P Dow Jones Indices LLC’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to the Index Compilation Agent.

The Energy Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products.  Companies in the Energy Select Sector Index develop and produce crude oil and natural gas and provide drilling and other energy related services; as well as airlines, marine, road and rail and transportation infrastructure companies.

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PLUS Based on the Value of the Energy Select Sector SPDR® Fund due May 4, 2016
Performance Leveraged Upside Securities
Principal at Risk Securities

The Energy Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.”

Construction and Maintenance

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

•	Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.

•
The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P Dow Jones Indices LLC, assigns a particular company’s stock to a Select Sector Index based on that company’s classification under the Global Industry Classification Standard (GICS).

•
The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index.  See “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.  The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.

•
The Select Sector Indices are calculated by S&P Dow Jones Indices LLC using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:

1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.

2.
With prices reflected on the rebalancing reference date, and membership, shares outstanding, and other metrics as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as described below.

3.
The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the Select Sector Indices breach the maximum allowable limits defined in paragraphs 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date.

4.
If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.

5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.

6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.

7.	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

8.
If the rule in paragraph 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.

9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until paragraph 7 is satisfied.

10.  Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

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